Exhibit 23.1

CONSENT OF BDO SEIDMAN, LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-36026, No. 333-64536, No. 333-74753, No. 333-76780, No. 333-100392, No. 333-102837, No. 333-108778, No. 333-104791, No. 333-112165, and No. 333-121876) and Forms S-8 (No. 333-38506, No. 333-32545, No. 333-65916, No. 333-65928, No. 333-102744, No. 333-116328 and No. 333-106922) of Cardima, Inc. of our report dated February 18, 2005, relating to the 2004 and 2003 financial statements and schedule, which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/    BDO SEIDMAN, LLP

San Francisco, California

March 30, 2005